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                                                                     EXHIBIT 5.1





                                        November 6, 1998




AAi.FosterGrant, Inc.
500 George Washington Highway
Smithfield, RI 02917

Ladies and Gentlemen:

         We have acted as counsel for AAi.FosterGrant, Inc., a Rhode Island corporation, ("AAi") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by AAi with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by AAi of $75,000,000 aggregate principal amount of its 10 3/4% Senior Notes due 2006 (the "Exchange Notes"). The Exchange Notes are to be offered by AAi in exchange for $75,000,000 aggregate principal amount of its outstanding 10 3/4% Senior Notes due 2006 (the "Notes").

         We have examined the Registration Statement, the Indenture dated as of July 21, 1998 between AAi, the Guarantors (as defined therein) and IBJ Schroder Bank & Trust Company, as trustee, (the "Trustee") which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of AAi, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.


         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, the Exchange Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Notes as contemplated in the Registration


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AAi.FosterGrant, Inc.
November 6, 1998
Page 2




Statement and the Indenture, will constitute valid and legally binding obligations of AAi, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. This opinion is rendered to you in connection with the Registration Statement and, except as consented to in the preceding sentence, may not be relied upon or furnished to any other person in any context. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.




                                      Very truly yours,


                                      /s/ Hinckley, Allen & Snyder